Exhibit 10.1

HEIDRICK & STRUGGLES

Consultants in Executive Search

May 27, 1997

Mr. L. Kevin Kelly

Homat Green Hill #120

4-2-8 Shibuya, Shibuya-ku

Tokyo, Japan

Dear Kevin:

Thank you for taking the time with our key partners. We are very much looking forward to having you as a member of the H&S family worldwide. Based on the parameters we discussed previously, we are pleased to confirm Heidrick & Struggles Japan Co. Ltd.’s offer of employment to you and want to set forth our agreement, which is as follows:

1.	Employment:

You will join our Tokyo, Japan, branch office (“Company”) on July 15th, 1997, with the title of Partner to perform the duties of an executive search consultant as you have agreed to perform those duties for us. You will report to the Tokyo Office Managing Partner with the understanding that we may change this at any time. As an executive search Partner, the Company will expect you to achieve an acceptable level of Fee and Source of Business Credits after a reasonable break-in period. Based on your level of experience, we expect that your Fee and Source of Business Credits (Execution Fee plus Business Development) will be at least ¥150,000,000 for our fiscal year ending September 30th, 1998, and ¥170,000,000 for our fiscal year ending September 30th, 1999, with the following year’s figures exceeding the foregoing after inflation.

2.	Probationary Period:

As is customary in Japan, you shall serve a six-month probationary period from the effective date of employment. During this probationary period we shall determine if you are suitable for the duties referred to in Item 1 above. Should we determine, during this period, that you are, for any reason, unsuitable for the position, we may terminate this agreement and your employment with the company with no liability whatsoever. Along the same lines, you may decide that H&S does not offer you the type of employment that you are comfortable with.

3.	Compensation:

Your compensation will consist of Items 4 through 8 below.

Kasurnigaseki Building Suite 3118 3-2-5 Kasurnigaseki Chiyoda-ka Tokyo 100 Phone: 03-3500-5310 FAX: 03-3500-5350

Heidrick & Struggles Japan. Ltd. Offices in Principal Cities of the World

L. Kevin Kelly

May 28, 1997

4.	Wages (Base):

Your monthly base salary will be ¥1,330,000 (¥15,960,000 annually). Your position with the Company is an exempt position and does not qualify for overtime pay. The monthly base salary will be paid on the 24th of each month. We may revise your monthly salary, taking into consideration your work performance and ability. Currently, salaries are reviewed in November of each year; therefore your first salary review will be in November, 1998.

5.	Housing Allowance and Home Leave:

You will receive ¥650,000 per month as housing allowance. This amount will be paid at the time you move in one year from now*. You are also entitled to one home leave per year. We will cover the cost of airline tickets for you and your family one time per year.

*	This could be sooner depending your circumstances.

6.	Local District Tax (Tokyo Ward):

Your Tokyo Ward taxes will be paid by H&S for the tax year of 1997, beginning July 15th, 1997 and thereafter.

7.	Discretionary Bonus:

You will be eligible for an annual Partner’s Incentive Bonus for our fiscal year ending September 30th, 1997, and you will be paid in December of that year. Currently these types of bonuses are discretionary and are not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors. Further, all discretionary and incentive bonuses are paid only if you are in our employ on the bonus payment dates. A Partner Incentive Bonus is calculated based on performance and guided by a published formula. However, we will guarantee a minimum bonus of ¥25,000,000 for the fiscal year ending in 1998. As agreed, there will be no guaranteed bonus for the 1997 fiscal year. When the guarantee expires, your bonus will be calculated based on the formula and paid to you in full. This calculation will include your base salary, housing allowance and district tax as the base line.

8.	Commuting Allowance:

We will pay your commuting expenses in full. This amount will be added to your regular monthly salary. We are currently not encouraging the use of a private car as a method of commuting. In the future, we may re-examine this commuting method.

HEIDRICK & STRUGGLES

Consultants in Executive Search

L. Kevin Kelly

May 28, 1997

9.	Retirement Plan:

As we discussed, H&S Japan Co. Ltd. may establish a retirement plan in 1997 for its employees after studying other professional firms’ retirement programs in Japan.

10.	Work Hours:

Your regular work hours will be between 9:00 a.m. and 5:00 p.m. We may change the regular work hours from time to time depending on business circumstances.

11.	Holidays and Paid Vacations:

Holidays and paid vacations shall be in accordance with company policy.

12.	Confidentiality Agreement:

Three copies of an agreement relating to trade secrets, confidential information, clients, et cetera, are enclosed. We ask all of our employees to sign this agreement. Please review and sign all three copies and return two of them to us for processing.

13.	Rules of Employment:

The terms and conditions of your employment shall be governed by the provisions, provided, however, that if in the future we establish any Rules of Employment, any conflicting terms and conditions of employment shall be governed by the Rules of Employment.

14.	No Conflicting Agreement:

As you have advised us, you have not and will not sign any agreement that will, in any way, affect your joining our firm or the performance of your work for us. However, as you have informed us, we understand that there may be some minor exceptions.

15.	Entire Agreement and Amendment:

This agreement contains our entire understanding and can be amended only in the form of a written amendment signed by you and either the President or Treasurer of the Company.

HEIDRICK & STRUGGLES

Consultants in Executive Search

L. Kevin Kelly

May 28, 1997

Please confirm your acceptance of this employment agreement by signing and returning to me the enclosed copy of this letter, together with the agreement referred to in item 12 above. We are all looking forward to working with you to build solid worldwide and Japan Financial practices.

Sincerely,

/s/ Koichi “Kris” Fukuda
Koichi “Kris” Fukuda
Managing Partner

cc:	Mr. Tom Friel	phone 415-234-1500	fax 415-854-4191
	Mr. Rick Nelson	phone 312-496-1795	fax 312-496-1290

I accept the above position and agree to the above terms.

/s/ L. Kevin Kelly	5-27-97
L. Kevin Kelly	Date

Addendum:

1. Moving Expenses will be paid for by H.S.

2. Premium for Medical / Dental Insurance will be paid by H.S.

3. Tax preparation by A.A. will be paid by H.S.

4. Continuing Membership at American Club.

5. Home Trip back to the U.S. (one-way) in case of termination.

HEIDRICK & STRUGGLES

Consultants in Executive Search

September 2, 2002

PRIVATE & CONFIDENTIAL

Mr Kevin Kelly

38-16A Kamiyacho

Shibuya-ku, Tokyo

Japan

Dear Kevin,

This letter is an updated employment agreement between yourself and Heidrick & Struggles (Japan) Inc. and is meant to document the various changes that have been made to your initial employment agreement with the firm in 1997. This letter supersedes all previous agreements, both written and verbal, and can be amended only in writing and agreed to by yourself and the Chief Executive Officer of Heidrick & Struggles International or his delegate (CEO). The terms and conditions of this agreement are as follows:

1.	Title

You have the title of Senior Partner in the financial service practice. In addition you are currently serving in the roles of Office Managing Partner, Tokyo and Regional Managing Partner, Asia Pacific. As regional managing partner you report to the Chief Operating Officer of Heidrick & Struggles International. You understand that the positions of OMP of Tokyo and RMP of Asia Pacific could change at anytime.

2.	Compensation

Your compensation will consist of items a) through f).

a) Your base salary is at the rate of ¥1,750,000 per month (¥21,000,000 annually), paid monthly on or about the 24th of the month. Your position with the firm is an exempt position and does not qualify for overtime.

b) The firm currently leases for you a residence with a monthly rent of ¥1,500,000 under the legal rent scheme and paid the required deposits (shikikin). Of the total monthly rent, ¥700,000 will be excluded from your Total Cost to the Firm. Any damages to the residence or deductions from the deposit will be your sole responsibility.

c) You are eligible to be considered for a discretionary bonus for the annual bonus period ending every December 31, payable in the same December and the following March. Bonuses are calculated in accordance with the current Tokyo Partner/Principal Cash Compensation Policy (enclosed) on a Total Cost to the Firm basis (TCF).

You understand all bonuses are discretionary and are not earned until declared by the Board of Directors.

All discretionary bonuses are paid only if you are in our employ on the bonus payment dates and may be partially paid in equity in accordance with our GlobalShare program.

d) Commuting costs by public transportation, via a reasonable route, will be paid by the company.

e) The firm will pay your personal ward taxes on your behalf, including that amount in your TCF.

f) The firm will provide you with the following other benefits which will not be considered part of your TCF:

Tokyo American Club membership (monthly dues)

Japanese and US tax preparation by a qualified tax professional chosen by the Firm.

School tuition for your children

Business class home leave for you and your family

Annual leave of 20 days per year

Medical insurance

3.	Fees and SOB expectations

Being a Senior Partner and given your level of experience you are expected to be “self-sufficient” and generate and execute a minimum of ¥250,000,000 per year.

4.	Working Hours

The standard working hours for all Heidrick & Struggles Japan employees are 9.00 a.m. to 5:30 p.m. Monday through Friday. Overall, you are expected to work whatever hours necessary to fulfill your duties under the terms of this contract.

5.	Expenses

The company will reimburse you for any out-of-pocket expenses incurred on the firm’s behalf subject to presentation of appropriate receipts. Expenses are to be submitted monthly for approval to the Asia Pacific Finance Director or his delegate.

6.	Exclusivity of Services

You are required to devote your whole time, attention, and abilities to the business and interests of the firm. You may not engage or be interested whether directly or indirectly in any other trade or business other than that of the firm during the continuance of your employment with us, except with the written consent of the CEO.

7.	Confidentiality

You will appreciate that in the course of your employment you will be in the receipt of extremely confidential and commercially sensitive information. You will, therefore, be expected to maintain the highest standards of probity and discretion and you will not pursue for your own purpose or for any purpose other than that of the firm, any secret, confidential or private information relating to the private affairs of the firm, its clients and its business generally. If ever you are in any doubt concerning an issue of confidentiality, you should consult the CEO.

In the event of any improper disclosure, the firm reserves the right to take disciplinary or other appropriate action, including immediate dismissal.

By signing this agreement you are reaffirming the confidentially agreement you signed when you originally joined the firm in 1997.

8.	Termination of Employment

Subject to the following paragraph, you are an “employee at will” unless or until we may otherwise agree in writing. This gives us maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason. If your employment is terminated by Heidrick & Struggles Japan, “notice or wages in lieu of” will be in accordance with existing company policy, which is currently one (1) month.

If at any time during your employment with Heidrick & Struggles Japan you should be guilty or commit any misconduct which is sufficiently serious in the view of the CEO such as an act of dishonesty, theft or breach of confidence, the firm reserves the right to tender your immediate dismissal without notice or payment of notice.

9.	No Conflicting Agreement

You have advised us that you have not and will not sign any agreement that will, in any way, prohibit the performance of your work for us.

10.	Offer Term and Amendments

This Agreement contains our entire understanding and can be amended only in writing, which is signed by you and the CEO or his delegate.

Dave Anderson